                                              Exhibit 21
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                         LIST OF SUBSIDIARIES



                                          State or Jurisdiction
          Name                              of Incorporation

     Photronics International
     Engineering, Inc.                        Virgin Islands


     Photronics California, Inc.                  California


     Photronics Texas, Inc.                            Texas


     Photronics Financial Services, Inc.             Florida


     Photronics Investment Services, Inc.             Nevada


     Photronics-Toppan Texas, Inc.                     Texas


     Beta Squared, Inc.                          Connecticut


     PLI Management Corp.                            Florida


     Photronics Singapore Pte Ltd.                 Singapore


     Photronics (UK) Limited                        England


     Photronics Connecticut, Inc.                Connecticut


     Photronics Colorado, Inc.                      Colorado

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